Exhibit 4.37

TECHNICAL CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made and dated for reference the 1st day of January 2006.

BETWEEN:

NEVADA GEOTHERMAL POWER INC., of 900 - 409 Granville Street Vancouver, BC  V6C 1T2

(the “Company”)

AND:

FAIRBANK ENGINEERING LTD., of 900 - 409 Granville Street Vancouver, BC  V6C 1T2

(the “Consultant”)

WHEREAS:

A.

The Company is engaged in the acquisition, exploration and development of geothermal projects (the “Business”) and it requires the services of a qualified and experienced consulting firm in connection with the Business;

B.

The Consultant is a geological and geothermal consulting services company owned by Brian D. Fairbank, a director and executive officer of the Company, which has been providing consulting services to the mining and geothermal industries since 1986, and to the Company since its inception; and

C.

The Company and the Consultant wish to confirm the terms of their relationship by entering into this agreement.

NOW THEREFORE THE PARTIES AGREE:

The Company hereby retains the services of the Consultant upon the following terms and conditions, which the Consultant and the Company hereby accept, namely:

1.

The Consultant shall provide, as and when requested by the Company, the services of:

a) geological and associated support staff necessary for the planning and design of the Company’s exploration and geothermal resource assessment programs; and

b) additional geological and technical staff necessary for the implementation of the Company’s exploration and development programs on its geothermal properties. (collectively, the “Services”)

2.

The Services shall be rendered by duly qualified personnel of the Consultant (the “Service Providers”) at the preferred charge-out rates of the Consultant, as may be determined by the Consultant on an annual basis, or at such other times as may be warranted by the circumstances.  The Company will be provided any proposed charge-out rate changes and must approve any new rates before they become effective.  The current preferred charge-out rates of certain personnel are described in Schedule “A” attached hereto.

3.

The Company covenants that it shall not seek to hire, directly or indirectly, any of the Consultant’s Service Providers without the prior written consent of the Consultant and payment of a fee to the Consultant equal to six (6) months salary of such Service Provider.

4.

The Consultant will ensure that the Services are performed in an efficient, competent, timely and professional manner and provide the standard of care, skill and diligence normally provided by competent professionals in the performance of services similar to those contemplated by this Agreement.

5.

The Consultant acknowledges that the Company conducts its business in foreign countries therefore representatives of the Consultant will be required to travel to various countries to perform the Services.

6.

The appointment shall be for an initial term of two (2) years commencing on the 1st day of December, 2005, and shall be automatically renewed for further terms of one year each unless terminated as hereinafter provided.

7.

The Consultant shall prepare and deliver to the Company an invoice for the Services rendered to the Company on a monthly basis during the term of this Agreement, which shall be payable within 30 days of receipt of the invoice.

8.

The Consultant shall be reimbursed for all reasonable travel and other expenses actually and properly incurred by its Service Providers in connection with their duties hereunder and for all such expenses the Consultant shall furnish statements and receipts to the Chief Financial Officer of the Company.

9.

The parties agree that this is a contract for the provision of consulting services where the Consultant is acting as an independent contractor and which is not intended to create an employer and employee relationship between the Company and any of the Service Providers.

10.

The Consultant will be responsible for making any and all remittances required by law or with respect to taxation, unemployment insurance, worker’s compensation, pension contributions or any other matters.

11.

The Consultant shall ensure that its Service Providers shall not disclose the private affairs of the Company, or any secret of the Company, to any person other than the directors and officers of the Company, and shall not use for their own purposes, or for any purposes other than those of the Company, any information they may acquire with respect to the Company’s affairs.

12.

All information made available to the Consultant and its Service Providers by the Company and all information created by the Consultant for the Company (collectively the “Information”) will be for the exclusive benefit of the Company and remain the proprietary asset of the Company.  The Consultant and its directors, officers and Service Providers will keep and ensure that all Information will remain confidential and will not disclose the same to any third party.  Notwithstanding the expiry or termination of this Agreement, this provision will continue in full force and effect until the earlier of the date on which the Information becomes in the public domain (other than by breach of this Agreement) or for a period of two (2) years.

13.

The Consultant and its directors, officers and Service Providers will not, during the term of this Agreement and for a period of two (2) years thereafter, acquire any interest, direct or indirect, through associates or affiliates, in any geothermal leases or any other form of geothermal rights or interests in land, surface rights or water rights within ten (10) kilometers of any property in which the Company or its subsidiaries has an interest in at the time of execution of, or acquires during the terms of this Agreement without the Company’s prior written consent.  Any interest acquired in violation of this paragraph will, at the Company’s request and at no cost to the Company, be conveyed to the Company.

14.

The Consultant will comply with all requirements of any applicable federal, state, provincial, or local law, rule or regulation.  The Consultant covenants that it has all licenses, work permits or other authorizations required to enable the Consultant to perform Services under this agreement in the jurisdiction where the Services are to be performed.

15.

The Company shall have the right to terminate this Agreement for cause immediately, and without cause upon delivery to the Consultant of two (2) months notice in writing of its intention to terminate this agreement.  Provided that the notice is delivered aforesaid, then upon the expiration of two (2) months this Agreement shall be wholly terminated.  In the event the Consultant wishes to terminate this Agreement, it shall give the Company two (2) months notice in writing of its intention to terminate the Agreement, and upon the expiration of two (2) months from such notice this Agreement shall be wholly terminated.

16.

Upon termination of this Agreement, the Consultant shall immediately deliver to the Company all correspondence, documents and papers belonging to the Company which may be in its possession or under its control.

17.

On the condition that the Consultant properly performs its duties hereunder in good faith, the Company agrees to indemnify and save harmless the Consultant and its directors, officers and Service Providers from and against any and all liability arising from the performance of the terms of this Agreement.   This provision should be reciprocal.

18.

This Agreement may not be assigned by either party.

19.

This Agreement embodies the entire agreement of the parties with respect to the matters contained herein, and supersedes all previous agreements between the parties.  No other agreement, representation or warranty shall be deemed to exist except as set forth in this Agreement.  Without limiting the generality of the foregoing this Agreement supersedes and replaces all previous agreements between the parties or their affiliates.

20.

This Agreement shall ensure to the benefit of and be binding on the parties hereto and their legal representatives and administrators.

21.

This Agreement may only be amended by further written agreement executed and delivered by all of the parties or their agents.  Except as otherwise provided, no waiver or consent by a party to any breach or default by any other party will be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid will operate as a waiver of or consent to any further or other breach or default in relation to the same or any other provision of this Agreement.

22.

The Company and the Consultant hereby confirm that they have been advised and given the opportunity to seek independent legal advice with respect to their respective rights and obligations under this Agreement.

23.

If any term, covenant or condition of this Agreement or the application thereof to any party or circumstances is deemed to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such term, covenant or condition to a party or circumstances other than those to which it is held invalid or unenforceable will not be affected thereby and each remaining term, covenant or condition of this Agreement will be enforceable to the fullest extent permitted by law.

24.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of and from the date first written above.

NEVADA GROTHERMAL POWER INC.
By:
Authorized Signatory
FAIRBANK ENGINEERING LTD.
By:
Authorized Signatory

SCHEDULE “A”

FAIRBANK ENGINEERING LTD.
2005 PREFERRED CHARGE-OUT RATES

Name	Position	Rate (CDN/day)	Rate (CDN/hour)	Rate (USD*/day)
Brian D. Fairbank P.Eng.	Principal	N/A**	N/A**	N/A**
K. Niggemann, B.Sc.	Project Director	600.00		508.00
A. Sybinski, B.SC., M.Sc., Ph.D.	Chief Geologist	700.00		593.00
J. Hantelmann B.Sc.	Project Geologist	375.00		318.00
T. Lunday B.Sc.	GIS Specialist		54.00
R. Nelson B.Comm	Field Technician	315.00		267.00
T. Fairbank	Field Technician	335.00		284.00

*USD exchange rate of 1.18
** services provided under a separate consulting agreement